Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-169101, No. 333-147099, No. 333-174494, No. 333-230106 and No. 333-237284), the post effective Amendment to Form F-1 in the Registration Statement on Form F-3 (File No. 333-226096) and Form S-8 (No. 333-233128 and No. 333-138449) of Danaos Corporation of our report dated March 4, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

March 4, 2021